Exhibit 5



                                    June 5, 1998


FirstEnergy Corp.
76 South Main Street
Akron, Ohio 44308

Dear Sirs:

     With respect to the Registration Statement on Form S-3 (the "Registration Statement") of FirstEnergy Corp. (the "Company") relating to up to 3,905,589 shares of its Common Stock, $.10 par value (the "Shares") to be sold by certain selling shareholders ("Selling Shareholders") from time to time, who have received such Shares pursuant to the Amended and Restated Stock Purchase Agreement dated as of March 19, 1998 among FE Holdings L.L.C., an Ohio limited liability company, Belden & Blake Corporation, an Ohio corporation, the Company, and the Selling Shareholders, I wish to advise you as follows:

     I am of the opinion that the Shares heretofore issued to the Selling Shareholders and to be hereafter sold by the Selling Shareholders in accordance with the Registration Statement, as amended and supplemented from time to time, are legally issued, fully paid and nonassessable.

     This opinion is rendered to you in connection with the above-described transaction. This opinion may not be relied upon by you for any other purpose, or relied upon by, or furnished to, any other person, firm or corporation without my prior written consent.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me appearing in the Registration Statement under the caption "Legal Matters." In giving such consent, I do not hereby admit that I am within the category of persons whose consent is required under
Section 7 of the Securities Act of 1933.


                                         Very truly yours,



                                         David Feltner